Exhibit 10.7

LICENSE AND DEVELOPMENT AGREEMENT

THIS LICENSE AGREEMENT (“Agreement”) is entered into as of March 30, 2022 (the “Effective Date”), by and between InnoBation Bio Co., Ltd., a Korean company (“LICENSOR”) and Valetudo Therapeutics LLC, a Delaware company (“LICENSEE”).

BACKGROUND

LICENSOR is a biotechnology company that engages in the research and development of proprietary products for the cancer industries, owns technologies and products intended for the treatment of various types of cancer, and possesses exclusive rights to patents and know-how in the area of cancer. LICENSOR and LICENSEE wish to enter into a relationship whereby LICENSOR would license certain patents and know-how to LICENSEE and LICENSEE would undertake development efforts with respect to the CD 47 Products (as defined below). The Parties are entering into this Agreement to set forth their agreements with respect to this relationship.

LICENSEE manufactures and markets cancer related products, and desires to license such intellectual property related to the CD 47 products on the terms and conditions of this license.

BACKGROUND

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and by and among the JV Parties, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE 1.
DEFINITIONS

The following terms shall have the following respective meanings as used in this Agreement:

1.1            “Affiliate” means, with respect to a particular Party, a person, corporation, partnership, or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, the word “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of 50% or more of the voting stock of such entity, or by contract or otherwise.

1.2            “Business Day” means any day (other than a Saturday or Sunday) on which banks are not required or authorized to close in the City of Philadelphia, Pennsylvania.

1.3            “Combination Product” means: (a) a single pharmaceutical formulation containing as its active ingredients both (i) the therapeutically or prophylactically active ingredient found in a CD 47 Product and (ii) one or more other therapeutically or prophylactically active ingredients; (b) a combination therapy comprised of (i) the therapeutically or prophylactically active ingredient found in a CD 47 Product and (ii) one or more other therapeutically or prophylactically active products, priced and sold in a single package containing such multiple products; or (c) a combination therapy comprised of (i) the therapeutically or prophylactically active ingredient found in a CD 47 Product and (ii) one or more other therapeutically or prophylactically active products, packaged separately but sold together for a single price.

1.4            “Commercially Reasonable Efforts” of LICENSEE means exerting such effort and utilizing such resources as would normally be exerted or utilized by an entity for a product of similar market potential at a similar stage of its product life, taking into account all relevant factors, including the competitiveness of the relevant marketplace, the proprietary and development positions of third parties, the applicable regulatory structure, and the potential profitability of the product.

1.5            “Commercialize” or “Commercialization” means the marketing, promotion, sale and/or distribution of CD 47 Products in the Territory, and all related manufacturing activities not included in the definition of Development. Commercialization shall include commercial activities conducted in preparation for CD 47 Product launch.

1.6            “CD 47 Companion Diagnostic” means any product that is used for predicting and/or monitoring the response of a human being or animal to treatment with a CD 47 Product (including, without limitation, a device, compound, kit, biomarker or service that contains a component that is used to detect or quantify the presence or amount of an analyte in body or tissue that affects the pathogens of the condition).

1.7            “CD 47 Product” means any past and future product developed and to be developed by the LICENSOR using CD47 antibody drugs.

1.8            “Confidential Information” means all marketing plans, strategies, customer lists or other information that has been created, discovered, or developed by a Party, or has otherwise become known to a Party, or to which rights have been assigned to a Party, as well as any other information and materials that are deemed confidential or proprietary to or by a Party (including all information and materials of any other Third Party), in each case that are disclosed by such Party to the other Party in connection with the Agreement or the performance of the Parties hereunder, regardless of whether any of the foregoing are marked “confidential” or “proprietary” or communicated to the other by the disclosing Party in oral, written, graphic, or electronic form.

1.9            “Develop” or “Development” means all activities that relate to the development of CD 47 Products or to (a) obtaining, maintaining or expanding Regulatory Approval of a CD 47 Product, or (b) developing the ability to manufacture clinical and commercial quantities of a CD 47 Product. Development includes: (i) preclinical testing, toxicology, and clinical trials; (ii) preparation, submission, review, and development of data or information for the purpose of submission to a Governmental Authority to obtain, maintain or expand Regulatory Approval of a CD 47 Product; and (iii) manufacturing process development and scale-up, bulk production and fill/finish work associated with the supply of a CD 47Product for preclinical testing and clinical trials, and related quality assurance and technical support activities.

1.10            “Development Costs”. LICENSEE shall be solely responsible for all clinical trial costs and expenses it incurs in connection with the Development of CD 47 Products under this Agreement.

1.11            “FDA” means the United States Food and Drug Administration.

1.12            “Field” means all human and veterinary indications.

1.13            “First Commercial Sale” means, on a country-by-country basis, the first invoiced sale of CD 47 Product to a third party following the receipt of all regulatory approvals required for the sale of the CD 47 Product in such country, or if no such regulatory approval is required, the date of the first invoiced sale of the CD 47 Product to a third party in such country.

1.14            “Force Majeure Event” means conditions beyond the reasonable control of the applicable Party, including an act of God, voluntary or involuntary compliance with any regulation, law or order of any government, war, civil commotion, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. Notwithstanding the foregoing, any payment due and owing hereunder shall not be permissibly delayed by the payor because of a Force Majeure Event affecting the payor, unless such Force Majeure Event specifically precludes the payment process.

1.15            “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.16            “Inventions” means any and all ideas, concepts, methods, procedures, processes, inventions and discoveries, whether or not patentable, that are conceived or reduced to practice during the Term.

1.17            “Know-How Royalty Term” means, for the applicable Royalty Bearing CD 47Product, on a country-by-country basis, the period beginning upon the occurrence of the expiration of the respective Patent Royalty Term for such Royalty Bearing CD 47 Product in the applicable country and ending upon the 10-year anniversary of the First Commercial Sale of such Royalty Bearing CD 47 Product in such country.

1.18            “Licensed Intellectual Property” means the Licensed Know-How and the Licensed Patent Rights.

1.19            “Licensed Know How” means confidential and proprietary technology, formulas, processes, know-how, trade secrets, methods, materials and other information owned, licensed or otherwise controlled by LICENSOR, now or in the future, that are necessary or useful to research, develop, make, have made, offer for sale, sell, have sold, import, export, have imported or exported, promote, distribute and otherwise commercialize the CD 47 Products.

1.20            “Licensed Patent Rights” means: (i) any and all patent rights owned, licensed or otherwise controlled by LICENSOR, now or in the future, that are necessary or useful to research, develop, make, have made, offer for sale, sell, have sold, import, export, have imported or exported, promote, distribute and otherwise commercialize the CD 47 Products, including those listed on Exhibit B; and (ii) any substitutions, extensions (including patent term extensions), reissues, renewals, divisions, continuations and continuations- in-part with respect to any of the foregoing.

1.21            “Territory” means anywhere in the world.

1.22            “Net Sales” shall mean with respect to a Royalty Bearing CD 47 Product, the gross amount received by LICENSEE and its Affiliates on sales of the Royalty Bearing CD 47 Product to unaffiliated third parties, less the following items: (a) cash, trade or quantity discounts, charge-back payments, including administrative fees in connection therewith, and rebates actually allowed and taken with respect to such sales; (b) tariffs, duties, excises, sales taxes or other taxes imposed upon and paid directly with respect to the production, sale, delivery or use of the Royalty Bearing CD 47 Product (excluding national, state or local taxes based on income); (c) freight, postage, shipping, transportation and insurance charges actually allowed or paid for delivery of the Royalty Bearing CD 47 Product; (d) amounts repaid or credited by reason of rejections, defects, recalls or returns or because of chargebacks, refunds, rebates or retroactive price reductions; and (e) rebates paid pursuant to government regulations. Notwithstanding the foregoing, (x) amounts received or invoiced by LICENSEE or its Affiliates for the sale of Royalty Bearing CD 47 Products among LICENSEE and its Affiliates shall not be included in the computation of Net Sales hereunder; and (y) amounts invoiced for sales of Royalty Bearing CD 47 Products supplied for use in clinical trials of Royalty Bearing CD 47 Products, or under early access, compassionate use, named patient, indigent access or patient assistance programs shall not be included in Net Sales hereunder. Net Sales shall be accounted for in accordance with the selling party’s standard practices in the relevant country in the Territory. In addition, in no event will Sublicense Income constitute Net Sales.

In the event the Royalty Bearing CD 47 Product is sold as part of a Combination CD 47 Product, the Net Sales from the Combination CD 47 Product shall be determined by multiplying the Net Sales of the Combination CD 47 Products (as defined in the standard Net Sales definition), by the fraction, A/A+B, where A is the average sale price of the Royalty Bearing CD 47 Product when sold separately in finished form and B is the average sale price of the other component(s) included in the Combination CD 47 Products when sold separately in finished form, in each case during the applicable Royalty Term in which sales of both occurred. In the event that such average sale price cannot be determined for both the Royalty Bearing CD 47 Product and all other product(s) included in the Combination CD 47 Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination CD 47 Product by the fraction C/C+D where C is the fair market value of the Royalty Bearing CD 47 Product and Dis the fair market value of all other active component(s) included in the Combination CD 47 Product.

1.23            “Orphan Drug” means approval of the CD 47 Product as an orphan drug under the Orphan Drug Action of 1983, as amended, (or successor law or regulation) by the FDA, or equivalent regulatory approval granted by another regulatory authority of any other jurisdiction.

1.24            “Patent Royalty Term” means, on a country-by country basis, the period beginning upon the date of First Commercial Sale of a CD 47 Product (if appropriate) respectively in the applicable country and ending upon the last to occur of: (a) expiration of the last Valid Patent Claim covering the CD 47 Product in the applicable country; or (b) expiration of exclusivity based on regulatory protection (such as data exclusivity) preventing competitors from entering the market in the respective country.

1.25            “Person” means an individual, corporation, partnership, association, limited liability company, trust, unincorporated organization, governmental authority, other entity or group.

1.26            “Phase I Clinical Trial” means a safety and efficacy controlled or uncontrolled clinical trial in patients, conducted in accordance with 21 C.F.R. § 312.21(a) (or the equivalent laws and regulations in jurisdictions outside the United States).

1.27            “Phase II Clinical Trial” means a safety and efficacy controlled or uncontrolled clinical trial in patients, conducted in accordance with 21 C.F.R. § 312.21(b) (or the equivalent laws and regulations in jurisdictions outside the United States).

1.28            “Phase III Clinical Trial” means a controlled or uncontrolled clinical trial in patients intended to satisfy regulatory requirements for a pivotal clinical study for regulatory approval, conducted in accordance with§ 21 C.F.R. 312.21(c) (or the equivalent laws and regulations in jurisdictions outside the United States).

1.29            “Regulatory Approval” means all approvals, including, if applicable, Pricing Approvals reasonably acceptable to LICENSEE, that are necessary for the commercial sale of a CD 47 Product in the Field in a given country or regulatory jurisdiction.

1.30            “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize a CD 47 Product in a particular country or jurisdiction.

1.31            “Royalty Bearing CD 47 Product” means a CD 47 Product that is covered by a Valid Claim or incorporates or makes use of Licensed Know-How.

1.32            “Royalty Term” means, on a Royalty Bearing CD 47 Product-by-Royalty Bearing CD 47 Product and country-by- country basis, the period beginning upon commencement of the Patent Royalty Term in the applicable country and ending upon the expiration of Know-How Royalty Term in the applicable country.

1.33            “Sublicense Income” means income received by LICENSEE or its Affiliates in consideration of a sublicense or other agreement providing for a right to obtain a sublicense, including upfront payments and milestone payments, but specifically excludes (a) royalties on the sale or distribution of Royalty Bearing CD 47 Products (or, in the case of a profit-sharing arrangement, net profits and/or revenue sharing payments that are comprised by the profit-sharing arrangement; provided, that such amounts are treated as Net Sales), (b) consideration received for purchase of equity in LICENSEE or its Affiliates up to the fair market value of such equity or the purchase of any debt instruments in LICENSEE or its Affiliates (provided that to the extent any such debt, loan or instrument is forgiven, the amount of such forgiveness shall be deemed “sublicense income” at that time), and (c) bona fide payments made in consideration for future research, development, manufacturing, co-promotion, consulting or other services provided by LICENSEE or its Affiliates related to the Royalty Bearing CD 47 Products, up to the fair market value of such services, pursuant to a written agreement therefor..

1.34            “Sublicensee” means any Third Party granted a sublicense by LICENSEE to the rights licensed to LICENSEE under Section 2.1.1. The conditions for the Sublicense will be determined by the Parties hereto prior to the sublicense.

1.35            “Third Party” means any entity other than LICENSOR or LICENSEE or an Affiliate of either of them provided, however, that Third Party excludes Valetudo Therapeutics LLC and Hana Immunotherapeutics LLC, Delaware companies.

1.36            “Valid Patent Claim” means (a) a claim of an issued, unexpired patent within the Licensed Patent Rights that has not been revoked, disclaimed, abandoned or held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision and (b) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or refiling and that has not been pending for more than ten (10) years from its filing date.

ARTICLE 2.
GRANT OF LICENSE AND OPTION

2.1            License Grant.

2.1.1            License from LICENSOR to LICENSEE. LICENSOR hereby grants to LICENSEE an exclusive (even as to LICENSOR) license during the Term under the Licensed Patent Rights and the Licensed Know-How to research, Develop, make, have made, offer for sale, sell, have sold, import, export, have imported or exported, promote, distribute and otherwise Commercialize CD 47 Products in the Territory within the Field. LICENSOR hereby grants to LICENSEE an exclusive (event as to LICENSOR) license during the Term under the Licensed Patent Rights and the Licensed Know-How to research, Develop, make, have made, offer for sale, sell, have sold, import, export, have imported or exported, promote, distribute and otherwise Commercialize CD 47Companion Diagnostics in the Territory within the Field. In consideration of the license granted pursuant to Section 2.1.1 and the other obligations of Licensee hereunder, Licensee shall pay US $ 8,200,000 in cash into an account that LICENSOR designates as the initial payment. In addition, LICENSEE shall pay LICENSOR the total license fees and management fees (the “Fees”) to be amicably determined in writing between the Parties from time to time. In addition, after Hana Therapeutics goes public in the United States by merging with a listed special purpose acquisition company (the “SPAC”), LICENSEE shall cause Hana to allocate new shares in the SPAC to LICENSOR which shall cover the Fees in part or in full as the Parties determine. Within 9 months from the execution of this Agreement, LICENSOR shall provide LICENSEE with the research and development services as requested by LICENSEE under this Agreement for the contemplated projects herein from time to time in a timely manner.

2.1.2            LICENSEE Right to Sublicense. LICENSEE shall not have the right to further sublicense, assign or transfer the subject technology as defined in this Agreement, or any interest in or rights to a third party (i) except to an Affiliate of LICENSEE or (ii) except with the prior written consent of LICENSOR. “Change of Control. Notwithstanding anything else contained to the contrary in this Agreement, upon the occurrence of any Change of Control (as defined below) of LICENSEE, this Agreement hereunder shall automatically become non-exclusive unless, prior to the occurrence of such Change of Control (if by the judiciary proceeding or court actions within one month therefrom), LICENSOR has consented to such Change of Control in a writing; As used herein, the term “CHANGE OF CONTROL” means: (A) with respect to LICENSEE, the closing of a sale to or acquisition by a person or entity (“Purchaser”), for any reason whether by merger, consolidation, reorganization, court proceedings or actions, or other similar transaction or series of related transactions, of (i) all or substantially all of the assets of LICENSEE, or (ii) fifty percent (50%) or more of the combined voting power of LICENSEE’s then outstanding securities; OR (B) with respect to the Purchaser, through a shareholders’ meeting or a board meeting of the Purchaser, a change of fifty percent (50%) or more of the Purchaser’s then board. Should this Agreement become a non-exclusive license, the term of the License shall be a period of five years from the occurrence of the Change of Control unless terminated sooner in accordance with the provisions of the Agreement.

2.1.3            Limited Scope of License. It is expressly acknowledged and agreed that LICENSOR is not granting any rights to LICENSEE beyond the rights set forth in this Agreement, and any rights not explicitly granted to LICENSEE hereunder are retained by LICENSOR.

2.1.4            U.S. Government Rights. The license granted herein is subject to all applicable rights of the U.S. Government that result from intellectual property funded by the U.S. Government.

2.1.5            IPO Exceptions to Valetudo Therapeutics LLC and Hana Immunotherapeutics LLC. Notwithstanding anything to the contrary herein, LICENSOR hereby expressly authorizes, approves, consents to, confirms, and agrees that LICENSEE may at any time in its sole discretion grant an exclusive license to and/or assign this Agreement to Valetudo Therapeutics LLC for CD 47 products with the same conditions under this Agreement without obtaining approval from LICENSOR and that subsequently that Valetudo Therapeutics LLC may at any time in its sole discretion grant an exclusive license to and/or assign this Agreement to Hana Immunotherapeutics LLC for CD 47 products with the same conditions under this Agreement without obtaining approval from LICENSOR.

ARTICLE 3.
DEVELOPMENT AND REGULATORY MATTERS

3.1            Development Plan. Within 60 days after the Effective Date, LICENSOR shall provide LICENSEE with a development plan specifying in reasonable detail future efforts anticipated to be undertaken by LICENSOR with respect to the Development of the CD 47 Products and an anticipated timetable for such efforts (the “Development Plan”). LICENSOR and LICENSEE shall seek and consider reasonable input from the LICENSOR representatives to the Joint Steering Committee in preparing the Development Plan; provided that, notwithstanding the foregoing, LICENSEE shall have sole discretion with respect to the modification and implementation of the Development Plan and the activities contemplated thereby. All Development activities with respect to the CD 47 Products shall be conducted in accordance with the Development Plan.

3.2            Transfer of Licensed Know-How.

3.2.1            Delivery of Documents. Within 10 days from the Effective Date, LICENSOR shall commence the delivery to LICENSEE (either in hard copy or electronically, as the Parties may agree) of all Licensed Know-How then in LICENSOR’s possession or under LICENSOR’s control, and shall use commercially reasonable efforts to complete such delivery within 30 days after the Effective Date. On an ongoing basis thereafter, and at least calendar quarterly, LICENSOR shall promptly provide to LICENSOR all Licensed Know-How generated since the last such transfer under this Section 3.3,1, if any. LICENSEE shall have a right from time to time to request from LICENSOR such additional information as is reasonably necessary or useful to continue or initiate Development and Commercialization of CD 47 Products in the Field in the Territory and LICENSOR shall deliver such information to LICENSEE as soon as reasonably practicable.

3.2.2            Technical Assistance. LICENSOR shall make available to LICENSEE, at no cost to LICENSEE, support and assistance of its technical personnel as may reasonably be requested by LICENSEE in connection with the transfer of documents pursuant to Section 3.3.1 or otherwise in connection with the Development of CD 47 Products. The Parties will use commercially reasonable efforts to complete the assistance pursuant to this Section 3.3.2 within 12 months after the Effective Date. If thereafter LICENSEE desires additional assistance from LICENSOR, it may notify LICENSOR, and the Parties will thereafter discuss the scope of and reimbursement for any such assistance, and if the Parties agree, LICENSOR shall thereafter conduct such activities according to a mutually agreed work statement, and LICENSEE shall reimburse LICENSOR for the out-of-pocket costs incurred to conduct such activities as the Parties may agree.

3.3            Regulatory Responsibilities. LICENSOR and LICENSEE shall be solely responsible for preparing all Regulatory Materials for CD 47 Products and shall own all such Regulatory Materials prepared by it. LICENSOR shall provide reasonable assistance to LICENSEE in the preparation of and filing of any Regulatory Materials with respect to the CD 47Products for use in the Field in the Territory. Such assistance shall include, in particular, to the extent necessary or useful, to allow LICENSEE to cross- reference any Regulatory Materials held by LICENSOR. LICENSEE shall reimburse LICENSOR for LICENSOR’s out-of-pocket expenses incurred in providing such assistance.

3.4            Commercially Reasonable Efforts. LICENSOR shall use Commercially Reasonable Efforts to Develop CD 47Products in the Field in the Territory in accordance with the Development Plan and, if successful, seek Regulatory Approval for a CD 47 Product in the Republic of Korea. LICENSEE shall use Commercially Reasonable Efforts to Commercialize a CD 47Product in a country in which Regulatory Approval for such CD 47 Product is obtained. LICENSEE may satisfy these obligations through its Affiliates or Sublicensees. For purposes of this Section 3.5, the efforts of LICENSEE ‘s Affiliates and Sublicensees shall be considered as the efforts of LICENSEE.

ARTICLE 4.
Records and Audits

4.1            Records; Audits. LICENSEE and its Affiliates will maintain complete and accurate records regarding the calculation of royalty payments payable hereunder. Upon reasonable prior notice, such records shall be available during regular business hours for a period of three years from the end of the calendar year to which they pertain for examination, not more often than once each calendar year, by an independent certified public accountant selected by LICENSOR and reasonably acceptable to LICENSEE, for the sole purpose of verifying the accuracy of the royalty reports furnished by LICENSEE pursuant to this Agreement. Any such auditor shall enter into a confidentiality agreement with LICENSEE and shall not disclose LICENSEE’ Confidential Information, except to the extent such disclosure is necessary to verify the accuracy of the royalty reports furnished by LICENSEE under this Agreement. Any amounts shown to be owed but unpaid shall be paid, and any amounts showed to be overpaid will be refunded, within 60 days from the accountant’s report, subject to a Party’s right to dispute such report in good faith. LICENSOR shall bear the full cost of such audit unless such audit discloses an underpayment by LICENSEE of more than five percent of the amount due, in which case LICENSEE shall bear the full cost of such audit.

4.2            Taxes. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

ARTICLE 5.
REPRESENTATIONS, WARRANTIES AND COVENANTS

5.1            Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Effective Date:

5.1.1            Corporate Existence and Power. Such Party is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted.

5.1.2            Authority and Binding Agreement. Such Party has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder. Such Party has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

5.1.3            No Conflict. The execution and delivery of this Agreement and the performance of this Agreement by such Party do not conflict with, and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

5.2            Additional Representations and Warranties of LICENSOR. LICENSOR represents and warrants, and where applicable covenants, to LICENSEE as follows:

5.2.1            National Cancer Center (Korea) and LICENSOR License Agreement (the “Cancer Center License Agreement”). The Cancer Center License Agreement as heretofore delivered by LICENSOR to LICENSEE represents the complete agreement and understanding between National Cancer Center (Korea) and LICENSOR relating to the Licensed Intellectual Property which is the subject thereof and is in full force and effect. All payments to date required to be made under the Cancer Center License by LICENSOR have been made, and LICENSOR is in compliance in all respects with its obligations thereunder. The Cancer Center License Agreement has not been modified, supplemented or amended, other than by amendments thereto provided to LICENSEE prior to the Effective Date. The execution and delivery of this Agreement by LICENSOR, and the grant of rights hereunder to LICENSEE, does not constitute a breach or default under the Cancer Center License Agreement. LICENSOR shall during the Term continue to comply with all of the terms and provisions of the Cancer Center License Agreement. National Cancer Center (Korea) has been provided with a true and correct copy of this Agreement, together with all Exhibits hereto.

5.2.2            Title; Encumbrances. With the exception of rights retained by the US Government that may apply, or otherwise pursuant to this Agreement and/or Cancer Center License Agreement, LICENSOR is the sole owner of the entire right, title and interest in and to all patents and patent applications listed in Exhibit A, and to all Licensed Know-How as of the Effective Date, free and clear from any mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or claims of any kind. LICENSOR has the full and legal rights and authority to license to LICENSEE the Licensed Intellectual Property, and LICENSOR has not licensed to any Third Party as of the Effective Date any of the Licensed Intellectual Property within the Field in the Territory.

5.2.3            Notice of Infringement. LICENSOR has not received any notice or threat in writing from any Third Party asserting or alleging, nor does LICENSOR have any knowledge of any reasonable basis for any assertion or allegation, that any research, manufacture or development of CD 47 Products by LICENSOR prior to the Effective Date infringed, misappropriated or would infringe the intellectual property rights of such Third Party.

5.2.4            No Conflicts. LICENSOR has not entered, and shall not enter, into any agreement with any Third Party that is in conflict with the rights granted to LICENSEE under this Agreement, and has not taken and shall not take any action that would in any way prevent it from granting the rights granted to LICENSEE under this Agreement, or that would otherwise materially conflict with or adversely affect LICENSEE’s rights under this Agreement.

5.2.5            Third Party Technology. To LICENSOR’s knowledge, (a) the manufacture, Development and Commercialization of CD 47 Products will not infringe or misappropriate any intellectual property rights of a Third Party, and (b) there are no pending Third Party patent applications that, if issued with the published or currently pending claims, would be infringed by the manufacture, Development or Commercialization of CD 47 Products.

5.2.6            Third Party Infringement. To LICENSOR’s knowledge, no Third Party is infringing or has infringed any Licensed Patent Rights or has misappropriated any Licensed Know-How.

5.3            Disclaimers. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHER WISE, ARE HEREBY EXPRESSLY EXCLUDED.

5.4            Compliance. Each Party, to the extent applicable to such Party, and its Affiliates shall comply in all material respects with all applicable laws in the Development and Commercialization of CD 47 Products and performance of its obligations under this Agreement, including, to the extent applicable to such Party and its activities hereunder, the statutes, regulations and written directives of the FDA and any Regulatory Authority having jurisdiction in the Territory.

ARTICLE 6.
JOINT STEERING COMMITTEE; DISPUTE RESOLUTION

6.1            Joint Steering Committee.

6.1.1            Formation and Membership. Within 30 days following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee”). The Joint Steering Committee shall be comprised of two named representatives of each Party; provided that, the number of representatives comprising the Joint Steering Committee may be changed upon mutual agreement of the Parties (so long as each Party has an equal number of representatives). The initial Joint Steering Committee representatives of LICENSOR are Harry Arena and Scott Waldman. One of the initial Joint Steering Committee representatives of LICENSEE is Chris Kim. LICENSEE shall notify LICENSOR of its remaining Joint Steering Committee representative promptly following the Effective Date. Either Party may change any of its representatives on the Joint Steering Committee at any time by written notice to the other Party. lf a Party’s representative is unable to attend a meeting, such Party may designate an alternate representative to attend in place of the absent representative.

6.1.2            Meetings. Meetings of the Joint Steering Committee shall be scheduled from time to time during the Term by mutual agreement of the Parties, but shall be held not less frequently than once each calendar quarter, unless otherwise agreed by the Parties. The first Joint Steering Committee meeting shall be held within 60 days after the Effective Date. For all meetings, the Joint Steering Committee may meet in person or by telephonic or video conference; provided, that in-person meetings shall alternate between a LICENSOR site and a LICENSEE site. Each Party shall be responsible for all of its own travel related expenses relating to Joint Steering Committee meetings.

6.1.3            Votes. Regardless of the number of members on the Joint Steering Committee, each Party shall have one vote; provided, that LICENSEE shall have the deciding vote on all matters.

6.1.4            Responsibilities. The Joint Steering Committee shall act as a consultative body, with the following responsibilities: (a) monitoring the regulatory approval process for matters under the Development Plan; (b) acting as a forum for information sharing and facilitation of any technology transfer between the Parties; and (c) such additional responsibilities as LICENSEE and LICENSOR shall agree.

6.1.5            Duration. The Joint Steering Committee shall terminate upon the First Commercial Sale of a CD 47 Product, unless the parties by mutual agreement to extend the term thereof.

ARTICLE 7.
INTELLECTUAL PROPERTY

7.1            Patent Prosecution and Costs.

7.1.1            Patent Prosecution. As between the Parties, LICENSEE shall have the first right (but no obligation) to prosecute and maintain the Licensed Patent Rights using counsel of its own choice and reasonably acceptable to LICENSOR, and will be solely responsible for all costs and expenses incurred by LICENSEE in connection with such activities. LICENSEE shall provide LICENSOR reasonable opportunity to review and comment on its filing and prosecution efforts relating to the Licensed Patent Rights, including by providing LICENSOR with a copy of material communications from any patent authority in the Territory related to the Licensed Patent Rights, providing drafts of any material filings or material responses to be made to such patent authorities reasonably in advance of submitting such filings or responses, providing LICENSOR an opportunity to review and comment on such draft filings and considering LICENSOR’s comments in good faith. If LICENSEE determines in its sole discretion to abandon or cease prosecution of any Licensed Patent Right anywhere in the Territory, then LICENSEE shall provide LICENSOR written notice of such determination at least 90 days before any deadline for taking action to avoid abandonment (or other loss of rights) and shall provide LICENSOR with the opportunity to prepare, file and prosecute such Licensed Patent Right in the Territory at its sole cost and expense, and any such abandoned Licensed Patent Right shall cease being a Licensed Patent Right thereafter, and all rights thereto shall be transferred to LICENSOR.

7.1.2            Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution and maintenance efforts provided above in Section 7.1.1, including providing any necessary powers of attorney and executing any other required documents or instruments for prosecution.

7.2            Patent Infringement.

7.2.1            Notification. If there is any infringement, threatened infringement, or alleged infringement of any Licensed Patent Right in the Territory (“Infringement”), then each Party shall promptly notify the other Party in writing of any such event of which such Party becomes aware, and shall provide evidence in such Party’s possession demonstrating the occurrence of such event.

7.2.2            LICENSEE First Right to Enforce. LICENSEE shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly engaged in any Infringement of any Licensed Patent Right with respect to activities within the Field (and to defend any related counterclaim), at LICENSEE’s expense. LICENSEE shall have a period of 120 days after its receipt or delivery of notice and evidence under Section 7.2.1 to elect to so enforce such Licensed Patent Right in the Territory (or to settle or otherwise secure the abatement of such Infringement). In the event LICENSEE does not so elect (or settle or otherwise secure the abatement of such Infringement), it shall notify LICENSOR in writing, and LICENSOR shall have the right to commence a suit or take action to enforce such Licensed Patent Right in the Territory, at LICENSOR’s expense.

7.2.3            LICENSOR First Right to Enforce. LICENSOR shall have the first right, but not the obligation, to bring an appropriate suit or other action against any person or entity allegedly engaged in any Infringement of any Licensed Patent Right with respect to activities outside of the Field (and to defend any related counterclaim), at LICENSOR’s expense. LICENSOR shall have a period of 120 days after its receipt or delivery of notice and evidence under Section 7.2.1 to elect to so enforce such Licensed Patent Right in the Territory (or to settle or otherwise secure the abatement of such Infringement). In the event LICENSOR does not so elect (or settle or otherwise secure the abatement of such Infringement), it shall notify LICENSEE in writing, and LICENSEE shall have the right to commence a suit or take action to enforce such Licensed Patent Rights, at LICENSEE’s expense.

7.2.4            Cooperation. Each Party shall provide to the Party enforcing any rights under Section 7.2 reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action and giving reasonable assistance and authority to control, file and prosecute the suit as necessary. The non-enforcing Party shall have the right, at its own expense, to be represented in any such action by counsel of its own choice. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, and shall reasonably consider the other Party’s comments on any such effo11s.

7.2.5            Expenses and Recoveries. A Party bringing a claim, suit or action under Section 7.2 against any Third Party engaged in an Infringement shall be solely responsible for any expenses incurred by such Party as a result of such claim, suit or action. If such Party recovers monetary damages from such Third Party in such suit or action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation, and any remaining amount shall be distributed to the enforcing Party.

ARTICLE 8.
CONFIDENTIALITY; PUBLICATION

8.1            Confidentiality. During the Term and for a period of 10 years thereafter, each Party shall (a) maintain in confidence Confidential Information received from the other Party using not less than the efforts such Party uses to maintain in confidence other proprietary information of similar kind and value; (b) not disclose such Confidential Information to any other Person without the prior written consent of the other Party; and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

8.2            Exceptions. The obligations in Section 8.1 shall not apply with respect to a Party and to any portion of the Confidential Information received from the other Party that the Party can show by competent proof: (a) is now, or hereafter becomes, through no fault of the Party, known or available to the public; (b) was known to the Party, without any obligation to keep it confidential or any restriction on its use, prior to disclosure by the other Party; (c) is subsequently disclosed to the Party by a Person lawfully in possession thereof and without any obligation to keep it confidential or any restriction on its use; or (d) is independently discovered or developed by the Party without reference to or the use of Confidential Information of the other Party, as evidenced by the receiving Party’s written records.

8.3            Authorized Disclosure. Either Party may disclose Confidential Information of the other to the extent (and only to the extent) such disclosure is reasonably necessary in the following instances: (a) filing or prosecuting (including defending before patent agencies) patents as contemplated under this Agreement; (b) performing obligations under this Agreement; (c) prosecuting or defending litigation or otherwise establishing or enforcing rights or obligations pursuant to this Agreement; (d) complying with applicable governmental laws and with judicial process, if in the reasonable opinion of the receiving Party’s counsel, such disclosure is necessary for such compliance; and (e) if and to the extent required by applicable law, regulation, or order of a court or governmental agency of competent jurisdiction. If and whenever any such Confidential Information is disclosed in accordance with this Section 8.3, such disclosure shall not cause any such information to cease to be Confidential Information unavoidably enters the public domain.

8.4            Publicity. Neither Party shall disclose the existence, terms or expiration or termination of this Agreement to any Person without the consent of the other Party. Notwithstanding the foregoing, either Party may disclose the terms of this Agreement without such consent (a) to its legal and accounting representatives; (b) to government agencies with authority over such Party that request to review this Agreement in connection with a review, audit or investigation of the operations of such Party by such agency (and provided that review of the terms of this Agreement are reasonably pertinent to such review, audit or investigation); (c) if required by applicable law, regulation, or an order of a court or governmental agency of competent jurisdiction; and (d) to an entity (and its financial consultants) with which a Party may merge or which a Party may acquire or be acquired by; provided that, in each of the foregoing cases, the receiving Party is subject to confidentiality obligations no less restrictive than those set forth in this Article 8. In addition, LICENSEE shall be free to publicly disclose the results of, and information regarding, its activities under this Agreement.

8.5            Return of Confidential Information. Upon expiration or termination of this Agreement, both Parties will use diligent efforts (including without limitation a diligent search of files and computer storage devices) to return or destroy all Confidential Information received by it from the other Party except to the extent such Confidential Information is necessary to exercise any license or other right surviving termination of this Agreement. Additionally, each Party will be allowed to keep one archival copy of any Confidential Information of the other Party for record keeping purposes only.

ARTICLE 9.
TERM AND TERMINATION

9.1            Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with this Article 9, shall expire, on CD 47Product-by- CD 47 Product and country-by-country basis, on the date of expiration of the applicable Royalty Term for such country (the “Term”). Upon the expiration of the Royalty Term for a CD 47 Product in a particular country, the licenses granted by LICENSOR to LICENSEE hereunder with respect to such CD 47 Product and such country shall become fully-paid and royalty free.

9.2            Termination by the PARTIES HERETO. LICENSOR and LICENSEE may NOT terminate this Agreement without obtaining the other Patty’s written consent.

ARTICLE 10.
CONSEQUENCES OF EXPIRATION OR TERMINATION

10.1            Effect Termination. Upon termination of this Agreement, all licenses granted to LICENSEE shall immediately cease. In addition, upon termination of this Agreement, as long as this Agreement shall not have been terminated by LICENSOR as a result of a material breach by LICENSEE pursuant to Section 9.3: (a) LICENSEE shall return to LICENSOR all relevant data, records and materials received from LICENSOR and in LICENSEE’s possession or control containing Licensed Know-How; and (b) LICENSEE shall provide to LICENSOR all relevant data, records and materials generated by LICENSEE or its Affiliates to the extent related to CD 47 Products;.

10.2            Sublicenses. In the event of any termination of this Agreement, any Sublicense granted by LICENSEE shall remain in full force and effect as a direct license from LICENSOR to such Sublicensee, if such Sublicensee is not in breach of its obligations under the Sublicense agreement, and LICENSOR and the Sublicensee shall promptly enter into a written agreement granting such sublicense under the terms, including financial terms, of this Agreement, to the extent applicable to the scope of the sublicense granted to such Sublicensee.

10.3            Transitional Activities. In the event that either Party terminates this Agreement, the Parties shall cooperate to ensure an orderly transition of applicable activities from one Party to the other. The non-terminating Party shall provide the terminating Party with reasonable assistance in transferring the activities of the non-terminating Party to the terminating Party, at the terminating Party’s expense; provided, however, that if the non-terminating Party has acted in good faith, the non-terminating Party shall not be required to provide any such assistance for more than 90 days from the effective date of termination.

10.4            Inventory and Sell Off. Upon the termination of this Agreement for any reason, LICENSEE may sell off its inventory of CD 47 Products existing on the date of termination for a period of six months and pay LICENSOR royalties on Net Sales of such inventory within 30 days following the expiration of each calendar month in such six-month period.

10.5            Survival. The following provisions shall survive any expiration or termination of this Agreement: Expiration or termination of this Agreement shall not relieve the Parties of any liability that accrued hereunder prior to the effective date of such expiration or termination nor preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party’s right to obtain performance of any obligation. The remedies provided in this Article 10 are not exclusive of any other remedies a Party may have in law or equity.

ARTICLE 11.
INDEMNIFICATION

11.1            Indemnification Rights and Obligations.

11.1.1            Indemnification by LICENSOR. LICENSOR shall defend, indemnify, and hold LICENSEE and its Affiliates and their respective officers, directors, employees, and agents (the “LICENSEE Indemnitees”) harmless from and against any and all damages or other amounts payable to a Third Party claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such LICENSEE Indemnitees, resulting from any claims, suits, proceedings or causes of action brought by such Third Party (collectively, “Claims”) against such LICENSEE Indemnitee to the extent arising from or based on (a) any acts or omissions of LICENSOR in connection with the research or Development of CD 47 Products by or on behalf of LICENSOR or its Affiliates prior to the Effective Date, and the research, Development or Commercialization of CD 47 Products by or on behalf of LICENSOR or its Affiliates or licensees after the termination of this Agreement, (b) the breach of any of LICENSOR ‘s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligence of LICENSOR or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the LICENSEE Indemnitees fail to comply with the indemnification procedures set forth in Section 11.1.3 and LICENSOR’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 11.1.2(b) or 11.1.2(c) for which LICENSEE is obligated to indemnify the LICENSOR Indemnitees under Section 11.1.2.

11.1.2            Indemnification by LICENSEE. LICENSEE shall defend, indemnify, and hold LICENSOR and its Affiliates and their respective officers, directors, employees, and agents (the “LICENSOR Indemnitees”) harmless from and against damages or other amounts payable to a Third Patty claimant, as well as any reasonable attorneys’ fees and costs of litigation incurred by such LICENSOR Indemnitees, resulting from any Claims against such LICENSOR Indemnitee to the extent arising from or based on (a) the research, Development or Commercialization of CD 47 Products by or on behalf of LICENSEE or its Affiliates, (b) the breach of any of LICENSEE’s obligations, representations or warranties under this Agreement, or (c) the willful misconduct or negligent acts by or on behalf of LICENSEE or its Affiliates. The foregoing indemnity obligation shall not apply to the extent that (i) the LICENSOR Indemnitees fail to comply with the indemnification procedures set forth in Section 11.1.3 and LICENSEE’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from or is based on any activity set forth in Section 11.1.l(b) or 11.1.l(c) for which LICENSOR is obligated to indemnify the LICENSEE Indemnitees under Section 11.1.

11.2            Indemnification Procedure. The Patty claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnified Party shall provide the Indemnifying Patty with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. The Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense; provided, however, the Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, not to be unreasonably withheld, unless the settlement involves only the payment of money. So long as the Indemnifying Party is actively defending the Claim in good faith, the Indemnified Party shall not settle or compromise any such Claim without the prior written consent of the Indemnifying Party. If the Indemnifying Party does not assume and conduct the defense of the Claim as provided above, (a) the Indemnified Party may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Claim in any manner the Indemnified Party may deem reasonably appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), and (b) the Indemnifying Party shall remain responsible to indemnify the Indemnified Party as provided in this Article 8.

11.3            Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENT AL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.3 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1.1 OR 11.1.2 FOR ANY OF THE FOREGOING DAMAGES INCURRED BY A THIRD PARTY OR DAMAGES AVAILABLE FOR BREACH OF ARTICLE 8.

ARTICLE 12.
MISCELLANEOUS

12.1            Dispute Resolution; Arbitration.

12.1.1            Patent Disputes. Any dispute, controversy or claim relating to the validity, enforceability or inventorship of any patents shall be submitted to a court of competent jurisdiction in the country in which such patent rights were granted or arose.

12.1.2            Other Disputes. Except as provided in Section 12.1.1, any dispute between the Parties that is not resolved within 30 days after such dispute is identified by either Party shall be settled by binding arbitration administered by Federal Arbitration before three arbitrators pursuant to the FedArb Rules and Procedures then in effect (the “Rules”), except as otherwise provided herein. The arbitration shall be governed by the U.S. Federal Arbitration Act, 9 U.S.C. §§ 1-16 (the “Federal Arbitration Act”), to the exclusion of any inconsistent state laws. The arbitration will be conducted in Philadelphia, Pennsylvania, and the Parties consent to the personal jurisdiction of the U.S. federal courts for any case arising out of or otherwise related to the arbitration, its conduct and its enforcement. Any situation not expressly covered by this Agreement shall be decided in accordance with the Rules, as supplemented by discovery pursuant to the U.S. Federal Rules of Civil Procedures. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this Section 12.1, and agrees that, subject to the Federal Arbitration Act, judgment may be entered upon the final award in the Federal District Court in the Eastern District of Pennsylvania and that other courts may award full faith and credit to such judgment in order to enforce such award. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrators, except as required in connection with the enforcement of such award or as otherwise required by applicable Laws.

12.2            Rights in Bankruptcy. All licenses (and to the extent applicable rights) granted under or pursuant to this Agreement by LICENSOR to LICENSEE are, and shall otherwise be deemed to be, for purposes of Section 365(11) of Title 11, US Code (the “Bankruptcy Code”) licenses of rights to “intellectual property” as defined under Section 101(60) of the Bankruptcy Code. The Parties agree that LICENSEE, as a licensee or sublicensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

12.3            Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than sixty (60) days, then the Parties will discuss in good faith the modification of the Pai1ies’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

12.4            Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given for all purposes (a) when delivered, if sent by recognized overnight courier or personally delivered; or (b) upon confirmation of receipt, if sent by facsimile transmission (provided a duplicate hard copy is thereafter promptly delivered by one of the other foregoing means), in each case using the mailing addresses of the Parties as set forth below (or such other mailing address of which a Party is notified pursuant to this Section 12.4):

For LICENSEE:
[Address]

Attention: Chief Executive Officer

With copy to:

For LICENSOR:
[Address]

Attention:..[________________]

12.5            Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Delaware as applied to agreements executed and performed entirely within Delaware, without regard to any applicable principles of conflicts of law.

12.6            Entire Agreement; Amendment. This Agreement, including the exhibits, constitutes the entire agreement between the Parties related to the subject matter hereof. All prior and contemporaneous negotiations, representations, warranties, agreements, statements, promises and understandings are superseded and merged into, extinguished by and completely expressed by this Agreement. No Party shall be bound by or charged with any written or oral agreements, representations, warranties, statements, promises or understandings not specifically set forth in this Agreement. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

12.7            Independent Contractors. The relationship between LICENSEE and LICENSOR created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

12.8            No Waiver. A Party’s consent to or waiver, express or implied, of the other Party’s breach of its obligations hereunder shall not be deemed to be or construed as a consent to or waiver of any other breach of the same or any other obligations of the other Party.

12.9            Assignment. Except for 2.1.5 in this Agreement, neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may assign all of its rights and obligations under this Agreement without the other Party’s consent to its Affiliates or to a Third Party successor to substantially all of the business of such Party to which this Agreement relates, whether in a merger, sale of stock, sale of assets or other transaction. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.9 shall be null, void and of no legal effect. Any assignment or attempted assignment by either Party in violation of the terms of this Section 12.9 shall be null and void and of no legal effect.

12.10            Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable provision in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision.

12.11            Headings. The heading for each article and section in this Agreement has been inserted for convenience of reference only and is not intended to limit or expand on the meaning of the language contained in the particular article or section.

12.12            Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its respective successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement (with the exception of LICENSEE Indemnified Parties and LICENSOR Indemnified Parties under Sections 11.1.1 and 11.1.2, respectively).

12.13            Interpretation. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provisions of this Agreement.

12.14            Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be delivered by one or both parties by facsimile or electronic transmission with the same effect as if delivered personally.

(Signature page follows.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

Licensor		Licensee

By:	/s/ Kim Seung Koo	By:	/s/ Chris Kim
Name:	Kim Seung Koo	Name:	Chris Kim
Title:	CEO & President	Title:	CEO & President

Exhibit B

Licensed Products:

All immunotherapies for the treatments of solid cancers using CD 47;

EXCEPT FOR osteoporosis, osteosarcoma, obesity, and bispecific antibodies using CD 47